UNITED STATES                       SECURITIES AND EXCHANGE
COMMISSION                             Washington, D.C. 20549

                                   FORM N8-A

                          NOTIFICATION OF REGISTRATION     FILED
PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name: Molter Series Funds, Inc.

Address of Principal Business Office (No. & Street, City State,
Zip Code): 6720 East Camino Principal, Suite 100, Tucson, AZ
85715

Telephone Number: 520-298-7000

Name and address of agent for service of process: Investment
Research Associates, Inc. 6720 East Camino Principal, Suite 100,
 Tucson, AZ  85715

Registrant is  filing a Registration Statement  pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES.



 Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Tucson and state of Arizona on the 17th day of June 1997.





                   (SEAL)

            INVESTMENT RESEARCH ECLECTIC FUND

                                   By: Daniel A. Molter
                                                      President

Attest:  Nathalie Watsek       Treasurer